Exhibit 21.1
List of Vertiv’s Subsidiaries

Entity	Country of Incorporation
Vertiv Holdings, LLC	United States – Delaware
Vertiv Holding Corporation	United States – Delaware
Vertiv Intermediate Holding Corporation	United States – Delaware
Vertiv Intermediate Holding II Corporation	United States – Delaware
Vertiv Group Corporation	United States – Delaware
Vertiv Holdings Ireland Designated Activity Company	Ireland
Vertiv International Holding Corporation	United States – Ohio
Chloride Group Limited	United Kingdom
Chloride Supplies Limited	United Kingdom
E&I Engineering Ltd	Ireland
Great River Finance Designated Activity Company	Ireland
Vertiv Corporation	United States – Ohio
Vertiv Energy Private Limited	India
Vertiv Srl+Branches	Italy
Vertiv Holdings Limited	United Kingdom
Vertiv Holdings II Limited	United Kingdom
Ortrud Verwaltungsgesellschaft mbh	Germany
Knurr - Holding Gmbh	Germany
Vertiv (Hong Kong) Holdings Limited	Hong Kong
Vertiv Holdings Co., Ltd.	China
Vertiv Tech Co. Ltd.	China
Vertiv Tech (Mianyang) Co., Ltd.	China
Vertiv Tech (Xi’an) Co., Ltd.	China